UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 25, 2017

Medical Properties Trust, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-32559	20-0191742
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1000 Urban Center Drive, Suite 501, Birmingham, AL 35242

(Address of principal executive offices) (Zip code)

(205) 969-3755

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 2.02.	Results of Operations and Financial Condition.

On April 25, 2017, Medical Properties Trust, Inc. (the “Company”) commenced a public offering of shares of its common stock (the “Offering”). The preliminary prospectus, dated April 25, 2017, by which the common stock is being offered includes preliminary results for the quarter ended March 31, 2017, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. The information contained in this Item 2.02, including Exhibit 99.1, is being “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liability of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The information in this Item 2.02, including Exhibit 99.1, shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act or into any filing or other document pursuant to the Exchange Act, except as otherwise expressly stated in any such filing.

Item 7.01.	Regulation FD Disclosure

On April 25, 2017, the Company commenced the Offering. The preliminary prospectus, dated April 25, 2017, by which the common stock is being offered includes the following information under the heading “Recent Developments”:

Acquisition of Steward Expansion Portfolio

In February 2017, our current tenant Steward Health Care System LLC (“Steward”), the largest fully integrated health care services organization and community hospital network in New England, agreed to purchase eight hospitals affiliated with Community Health Systems, Inc. (“CHS”) in Florida, Ohio and Pennsylvania. Also in February 2017, we entered into agreements with Steward to acquire the real estate of these eight hospitals (“Steward Expansion Portfolio”) for an aggregate purchase price of $301.3 million and lease them to Steward. We expect to complete this transaction in the second quarter of 2017. This transaction is subject to regulatory approval and customary closing conditions, and no assurance can be provided that it will be completed on the terms described, or at all.

The table below sets forth pertinent details with respect to the hospitals in the Steward Expansion Portfolio:

Hospital	Property Type	Location	Licensed Beds
Wuesthoff Medical Center	Acute Care	Melbourne, FL	119
Wuesthoff Medical Center	Acute Care	Rockledge, FL	298
Sebastian River Medical Center	Acute Care	Sebastian, FL	154
Northside Medical Center	Acute Care	Youngstown, OH	389
Trumbull Memorial Hospital	Acute Care	Warren, OH	292
Hillside Rehabilitation Hospital	Inpatient Rehabilitation	Warren, OH	69
Sharon Regional Health System	Acute Care	Sharon, PA	251
Easton Hospital	Acute Care	Easton, PA	196

Total Licensed Beds			1,768

The Steward Expansion Portfolio will be leased to Steward under our current master lease agreement with Steward that has an initial term of 15 years with three 5-year extension options, plus annual inflation protected escalators. We expect that the initial GAAP yield of the Steward Expansion Portfolio under the master lease will be approximately 10.1%.

In this prospectus supplement, we refer to the transactions described above with respect to the Steward Expansion Portfolio as the “Steward Transactions.”

Other U.S. Acquisition Activity and Divestiture

In January 2017, Alecto Healthcare Services LLC (“Alecto”) entered into a definitive agreement to purchase the operations of the Ohio Valley Medical Center, a 218-bed acute care hospital located in Wheeling, West Virginia, and the East Ohio Regional Hospital, a 139-bed acute care hospital in Martins Ferry, Ohio, from Ohio Valley Health Services, a not-for-profit entity in West Virginia. In March 2017, we agreed to purchase the real estate of these two acute care hospitals for an aggregate purchase price of $40.0 million and lease them to Alecto, which is the current operator of three facilities in our portfolio. We also agreed to provide up to $20.0 million in capital improvement funding on these two facilities. The lease on these facilities is expected to have a 15-year initial term with 2% annual minimum increases and three 5-year extension options. We expect that the initial GAAP yield under this lease will be approximately 10.8%. The facilities will be cross-defaulted and cross collateralized with our other hospitals currently operated by Alecto. With these acquisitions, we will also obtain a 20% interest in the operator of these facilities. We expect to consummate this transaction in the second quarter of 2017.

As previously disclosed, in September 2016, we entered into a definitive agreement with RCCH HealthCare Partners (“RCCH”) to purchase the real estate of St. Joseph Regional Medical Center, a 145-bed acute care hospital in Lewiston, Idaho, and Lourdes Health, a 35-bed acute care hospital in Pasco, Washington for an aggregate purchase price of approximately $105 million. We expect to consummate the acquisition of St. Joseph Regional Medical Center in the second quarter of 2017 and of Lourdes Health no later than the fourth quarter of 2017, pending regulatory approval.

In this prospectus supplement, we refer to the Alecto and RCCH acquisitions as the “Other U.S. Acquisitions.”

On March 31, 2017, we completed the sale of the real estate of EASTAR Health System, a 320-bed acute care hospital in Muskogee, Oklahoma, for $64.3 million. We expect to report a gain on sale of approximately $7.4 million in the first quarter of 2017 as a result of this divestiture, partially offset by a $0.6 million non-cash charge to write-off related straight-line rent receivables on this property.

European Acquisition Activity

In July and September 2016, we entered into agreements to acquire the real estate assets of 26 non-acute hospitals in Germany, which will be leased to affiliates of Median Kliniken S.a.r.l. (“MEDIAN”), one of our current tenants. The acquisitions are subject to certain closing conditions and regulatory approvals. We expect the acquisition of the real estate (along with the additional investment in the equity of MEDIAN to maintain our current 5.1% interest) to approximate €270 million (exclusive of any acquisition costs such as real estate transfer taxes). The properties are expected to be joined to the existing master lease or a new master lease agreement with MEDIAN that will have terms similar to the existing master lease. The existing master lease has an initial term of 27 years with annual escalators at the greater of one percent or 70% of the German consumer price index. As of the date of this prospectus supplement, we have closed on the acquisitions of 13 of these facilities for a total of approximately €94 million, and we expect the remaining transactions to close in the second quarter of 2017. In this prospectus supplement, we refer to these transactions as the “New MEDIAN Transactions.”

In April 2017, we completed the acquisition of the long leasehold interest of a development site in Birmingham, England from the Circle Health Group (the tenant of our existing site in Bath, England) for a purchase price of approximately £2.72 million (GBP). Simultaneously with the acquisition we entered into contracts with the property freeholder and the Circle Health Group committing us to construct an acute care hospital on the site. Our total development costs are anticipated to be approximately £30 million (GBP). Circle Health Group is contracted to enter into a lease of the hospital following completion of construction for an initial 15 year term with rent to be calculated based on our total development costs.

Restructuring of Adeptus Leases

On April 4, 2017, we announced that we had agreed in principle with Deerfield Management Company, L.P. (“Deerfield”), a healthcare-only investment firm, to the restructuring in bankruptcy (the “Restructuring”) of Adeptus Health, Inc., a current tenant and operator of facilities representing approximately 6% of our total gross assets after giving effect to the transactions in this Recent Development section. In furtherance of the Restructuring, Adeptus and certain of its subsidiaries filed voluntary petitions for relief under chapter 11 of the United States Bankruptcy Code on April 19, 2017. Funds advised by Deerfield acquired Adeptus’ outstanding bank debt and Deerfield has agreed to provide additional financing, along with operational and managerial support, to Adeptus as part of the Restructuring.

The Restructuring and terms of our agreement with Deerfield provide for the payment to us of 100% of the rent payable during the Restructuring, and the assumption by Deerfield of approximately 80% of the master leased facilities at current rental rates. We have agreed to provide a one-time rental credit of approximately $3.1 million during the 12 months commencing upon Adeptus’ emergence from bankruptcy.

On April 4, 2017, we also announced that our Louisiana freestanding emergency facilities currently operated by Adeptus (with a total budgeted investment of up to approximately $24.5 million) have been re-leased to Ochsner Clinic Foundation (the “Ochsner Leases”), a health care system in the New Orleans area. The Ochsner Leases provide for 15-year initial terms with a 9.2% average minimum lease rate based on our total development and construction cost. Under these leases, Ochsner also has the right to purchase the freestanding emergency facilities (i) at our cost within two years of rent commencement or (ii) for the greater of fair market value or our cost after such two-year period. With this transaction, we expect to incur a non-cash charge of $0.5 million to write-off the straight-line rent receivables associated with the previous Adeptus lease on these properties.

In addition, we expect to re-lease or sell certain Texas facilities that are not being assumed as part of the Restructuring representing approximately 15% of the current Adeptus master-leased portfolio. These lease or sale transactions are expected to be completed by the end of 2018, and Adeptus is obligated to pay contractual rent to us under the master lease until the earlier of (a) transition to a new operator is complete, or (b) one year following Adeptus’ emergence from bankruptcy (for approximately 60 percent of the Texas facilities) or 90 days following Adeptus’ emergence from bankruptcy (for the remainder of the Texas facilities).

Financing Transactions

On February 1, 2017, we entered into a new revolving credit and term loan facility (the “Senior Credit Facilities”), comprised of a $1.3 billion unsecured revolving credit facility, a $200 million unsecured term loan facility (the “USD term loan facility”), and a €200 million unsecured term loan (the “EUR term loan facility”). The Senior Credit Facilities replaced our then existing $1.3 billion senior unsecured revolving credit facility and $250 million unsecured term loan facility. The new unsecured revolving credit facility matures February 1, 2021 and can be extended for an additional 12 months at our option. The USD term loan facility matures on February 1, 2022. The EUR term loan facility matures on January 31, 2020, and can be extended for an additional 12 months at our option. The term loan and the revolving loan commitments under the Senior Credit Facilities may be increased in an aggregate amount not to exceed $500 million.

On March 4, 2017, we redeemed in full €200 million aggregate principal amount of our 5.750% Senior Notes due 2020 using the proceeds from the EUR term loan facility, together with cash on hand.

On March 24, 2017, we issued €500 million of 3.325% Senior Notes due 2025 to finance the remaining New MEDIAN transactions, including the related costs, expenses and real estate transfer taxes and to pay off the EUR term loan facility.

With the Senior Credit Facilities and the redemption of the 5.750% Senior Notes due 2020, we expect to incur a one-time debt refinancing charge of approximately $14 million in the first quarter of 2017 (of which $9 million relates to a redemption premium paid with respect to the 5.750% Senior Notes due 2020).

In addition, on April 25, 2017, the Company issued a press release announcing that it had commenced the Offering, a copy of which is furnished as Exhibit 99.2 hereto and incorporated herein by reference.

The information contained in this Item 7.01, including Exhibit 99.2, is being “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liability of that section or Sections 11 and 12(a)(2) of the Securities Act. The information in this Item 7.01, including Exhibit 99.2, shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act or into any filing or other document pursuant to the Exchange Act, except as otherwise expressly stated in any such filing.

This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any of the Company’s securities, including, without limitation, those securities proposed to be offered and sold pursuant to the preliminary prospectus and registration statement described above.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Preliminary Results for the Quarter Ended March 31, 2017

99.2	Press Release dated April 25, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

MEDICAL PROPERTIES TRUST, INC.

By:	/s/ R. Steven Hamner
Name:	R. Steven Hamner
Title:	Executive Vice President and Chief Financial Officer

Date: April 25, 2017

EXHIBIT INDEX

Exhibit No.	Description

99.1	Preliminary Results for the Quarter Ended March 31, 2017

99.2	Press Release dated April 25, 2017